EXHIBIT 99.1

Synergy Resources Corporation Provides an Operations Update, Estimating 100% Year-Over-Year Production Growth, and a Revised Fiscal 2015 Capital Forecast

PLATTEVILLE, CO -- (Marketwired) -- 12/18/14 -- Synergy Resources Corporation (NYSE MKT: SYRG) ("Synergy", the "Company"), a U.S. oil and gas exploration and production company with operations focused in the Greater Wattenberg Area in the D-J Basin, announces that its Fiscal 2015 capital forecast now includes the $75 million cash payment for the recently closed Wattenberg Field acquisition and incorporates changes in the completion design for future wells. Excluding the acquisition capital, the Company anticipates completing 20% more net wells for less capital than originally forecasted. The Company's drilling budget is 97% focused on the core Wattenberg acreage, with the remaining 3% for drilling and de-risking its assets in the Wattenberg NE Extension Area and Nebraska.

Operations Update

Synergy's focus on achieving industry leading economics is producing attractive rates of return on its operated horizontal wells in the Wattenberg Field. The first five horizontal wells drilled by Synergy reached pay out in approximately 14 calendar months, the first five Phelps wells have paid back over 77% in the first six months of production, and the six wells on the Union pad have paid back 70% in the first five months of production.

The following are average daily production rates for standard length horizontal wells on recent pads:

Name of Pad      # of Wells      Average # of    Days on         Average
                                 Frac Stages     Production      BOED/well

Phelps           5               26              180             290

Union            6               20              180             352

Eberle           4               26.5            90              452

Kelly Farms      4               26              90              402

Weld 152         6               25.5            30              450

The mid-length lateral Codell and Niobrara wells on the Eberle pad averaged 1,031 and 746 BOED respectively for the first thirty days after the remaining stages were successfully completed in October. The mid-length Codell well was completed with 43 stages, while the mid-length Niobrara well was completed utilizing 47 stages.

Midstream processing and gathering systems remain an operating challenge, particularly in the northern section of the Wattenberg Field, where line pressures have been consistently over 300 psi. These high line pressures are impacting the initial production rates on our Weld 152 pad that was brought into production in November. The Kelly Farms pad is still producing into a 4-inch gathering line and has been waiting on a new 8-inch line that has been delayed for several months. But any potential benefit from this increased takeaway capacity may be mitigated by offset operator activity.

Drilling operations are ahead of schedule and the Company anticipates the drilling phase of 29 total gross wells (27 net) on the Wiedeman, Kiehn/Weis and Geis pads will conclude in January. Four of the eight wells on the Wiedeman pad are 9,000 foot Extended Reach Laterals. Due to drilling efficiencies, Synergy needs only two rigs to finish its fiscal 2015 drilling program. The Company plans on utilizing one of those two rigs to drill the horizontal Greenhorn prospect in the NE Wattenberg Extension Area in March, while the other rig will remain in the core Wattenberg.

On its Nebraska acreage the Company expects its operating partner will commence operations in January. The operating partner has received drilling title opinions on 8 locations. These will be vertical wells targeting the oil bearing Lansing/Kansas City group of the upper Pennsylvanian formation. The drilling and completion costs of the first well are budgeted for $638,000, of which Synergy will pay 37.5% for a 50% working interest.

Revised Fiscal 2015 Capital Expenditure Drilling Budget

The Company's original budget anticipated a maximum of $200 million for 40 net operated and non-operated wells to be drilled and completed in the Wattenberg
Field during fiscal 2015. The revised budget estimates $180 million will be spent on drilling and completing a total of 48 net operated and non-operated wells. The Company believes it will be able to accomplish drilling 20% more net wells for less capital through a combination of efficient operations and modifying its completion design.

Specifically, the Company plans to complete future standard length horizontal wells with an average of 20-22 frac stages (approximately 170-190 foot spacing) but will increase the sand concentration per stage compared to recent wells that have averaged 26 stages with less sand. This reduced stage count should save approximately $200,000-$300,000 per well. By utilizing this new completion design, the Company estimates the twenty five standard length wells currently in the drilling phase will have total drilling and completion costs of $3.4-$3.6 million per well.

Given the current low commodity price environment, the Company is going to phase in the completion of the twenty nine wells in progress over several months beginning in February, rather than completing them all concurrently.

For the remaining wells in its fiscal 2015 drilling program that will spud after February, the Company estimates total drilling and completion costs will range between $3 million to $3.3 million per well. Part of the savings is attributed to moving to a day rate contract for the rigs versus the current turn-key contract pricing. The Company has hired Brandon Lorenz to oversee its drilling program going forward. Brandon has ten years of experience with Ensign United States Drilling, Inc. most recently as a Drilling Manager of six rigs operating in the Wattenberg Field, including three for Synergy.

With these anticipated lower costs, if oil prices range from $50-$70 per barrel and natural gas ranges between $3.50/mcf and $4.50/mcf, and assuming an average EUR of 325,000 BOE per well, these wells should pay back in 10-30 months and generate an IRR between 25%-120% (not including lease acquisition costs).

Synergy's   current   production   mix  from  its  operated  wells  consists  of
approximately 63% oil, 7% NGLs and 30% natural gas.

Additionally, the Company has entered into asset swaps with several public and private companies. The objective is to increase the Company's working interest in our operated wells where we realize the highest capital efficiencies and reduce the capital required for non-operated wells.

With the combined lower costs and increased working interests, the Company expects its revised fiscal 2015 capital budget to be as follows:

Overall Fiscal 2015 Capital Budget

Category                         Old Estimate MM            New Estimate MM

Operated Wells                       $150-$160                    $165

Non-operated Wells                     $30-$40                     $15

Land Leasing                           $10-$15                     $10

NE Extension and Nebraska                  $10                     $ 5

Acquisition                                 NA                     $75

         Total                       $200-$225                    $270

Successfully executing this revised program should enable the Company's fiscal 2015 production growth to exceed 100%. Including approximately 1,200 BOED contribution from the recent acquisition, the Company believes production in the fiscal second quarter ending February 28, 2015 will range between 8,800 and 9,400 BOED and exit August 2015 with a production rate of over 13,000 BOED.

With this increased production and an underleveraged balance sheet, the Company believes it will sustain a strong growth profile going into fiscal 2016 beginning September 1, 2015.

Management Comments

Ed Holloway, co-CEO commented "In Bill Scaff's and my 33 years of operating in the Wattenberg Field we have been through several downturns in commodity pricing and, in each instance, we have emerged in a stronger position. We see the potential to repeat this scenario for Synergy and its shareholders through a continued disciplined approach to costs and opportunistically adding strategic assets to our footprint."

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.SYRGinfo.com.

Important  Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.

Investor Relations Contact:

Jon Kruljac
Synergy Resources Corporation
jkruljac@syrginfo.com
Tel (303) 840-8166
Source: Synergy Resources Corporation